Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (date of earliest event reported):

August 14, 2008

NaturalNano, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place

Pittsford, New York 14534

(Address of principal executive offices)

(585) 267-4850

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation.

On August 14, 2008, NaturalNano, Inc. (the “Company”) made and delivered to Platinum Long Term Growth I, LLC (or its affiliates) and Longview Special Financing Inc. (or its affiliates) (collectively, the “LendersLenders”) an Outline of Funding (the “LoanLoan Commitment”), for an amount of up to $2,5000,000 (less the amount(s) previously advanced to the Company in August 2008), subject to the satisfactory completion of due diligence by the Lenders and execution and delivery by the Company of satisfactory definitive loan and closing documentation.

Any obligation(s) to advance funds are expected to be set forth in a secured Line of Credit Agreement (“Agreement”), that would contain customary terms and conditions, including customary events of default, and would provide for initial advances to be made in September, October and November of 2008 and, thereafter, quarterly, as may be requested by the Company, and subject to the Company’s satisfaction of funding conditions to be set forth in the Agreement, including performance milestones for the quarterly advances after November 2008. An additional condition to all advances, including the initial advance will be the delivery of irrevocable proxies from the holders of at least 50% of the outstanding common stock of the Company approving an increase to the authorized shares of common stock of the Company to an amount equal to at least two times the number of shares issuable upon conversion of the Notes (hereinafter defined) and the Preferred Stock (hereinafter defined), and (ii) a standard “lock up agreement” from each member of senior management prohibiting transfers of their ownership interests until the Notes are paid or converted in full. The management of the Company, who are holders of at least 50% of the outstanding common stock of the Company, have agreed to deliver such proxies and such management and the Board of Directors of the Company have agreed, to the increase of the authorized shares of common stock of the Company so that there are sufficient shares to be issued in the case of the exercise and/or conversion of all convertible securities of the Company.

Any advances will be evidenced by one or more secured promissory notes (the “Notes”), with a conversion price of $0.005, that will bear interest at the rate of 8% per annum, with interest payable monthly, in arrears, in freely traded stock or in cash at the election of the Company. All unpaid interest (and principal) will be due and payable at maturity, on January 31, 2010 and no payments of interest are required prior to January 31, 2009.

Any advances will be secured on a pari-passu basis with the Company’s existing indebtedness to the Lenders (the “Existing Debt”) and (i) senior to all other current and future indebtedness of the Company, (ii) secured by all of the assets of the Company and each of its subsidiaries and (iii) unconditionally guaranteed by all subsidiaries of the Company. The maturity date for the Existing Debt will be made coterminous with the maturity date for the advances under the Loan Commitment.

In connection with any additional advances to be provided to the Company, the Lenders have agreed to deliver all of their existing warrants to the Company for cancellation and in consideration for the issuance of 5,000,000 shares of preferred stock (the “Preferred Stock”). The holders of at least 50% of the outstanding common stock of the Company, and the Board of Directors of the Company, have agreed to designate a class of preferred stock that will rank senior to all other equity interests of the Company, participate in any dividends on an as-converted basis, have an initial aggregate liquidation preference of $10,000, vote on an as-converted basis with the common stock of the Company and contain typical protective provisions, which shall be the Preferred Stock issued to the Lenders.

Item 9.01 Exhibits.

Exhibit Number	Description

10.1	Outline of Funding, dated August 14, 2008, provided to the Company by Platinum Long Term Growth I, LLC (or its affiliates) and Longview Special Financing Inc. (or its affiliates), filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

/s/Kent A. Tapper
Date: August 18, 2008	Kent A. Tapper
Chief Financial Officer